EXHIBIT 99.1

For release: November 8, 2010

Contact: Gerald Coggin, Sr. VP of Corporate Relations

Phone: (615) 890-2020

NHC Reports a 26.9% Increase in Net Income Available to Common Stockholders

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE Amex: NHC;  NYSE Amex: NHC.PRA), a publicly traded long-term healthcare company, today announced net income available to common stockholders for the quarter ended September 30, 2010 of $12,914,000 compared to $10,175,000 for the quarter ended September 30, 2009, an increase of 26.9%.  Operating results benefitted from increased revenues from changed patient mix, improved investment earnings, and the third quarter accounting treatment of the income tax provision.

Revenues for the three months ended September 30, 2010 totaled $177,264,000 compared to $167,386,000 for the same three months of 2009, an increase of 5.9%.  Net income was $.95 per common share basic for the quarter ended September 30, 2010 compared to $.74 per common share basic for the quarter ended September 30, 2009.

About NHC

NHC affiliates operate for themselves and third parties 77 long-term health care centers with 9,742 beds.  NHC affiliates also operate 36 homecare programs, seven independent living centers and 16 assisted living communities.  NHC’s other services include Alzheimer’s units, long-term care pharmacies, hospice, a rehabilitation services company, and providing management and accounting services to third parties. Other information about the company can be found on our web site at www.NHCcare.com.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following:  liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligations; and other factors referenced or incorporated by reference in the S.E.C. filings.  The risks included here are not exhaustive.  All forward-looking statements represent NHC’s best judgment as of the date of this release.

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NHC Reports Third Quarter Earnings

Condensed Statements of Income
(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
Revenues:	2010	2009	2010	2009
Net patient revenues	$ 165,344	$ 154,546	$ 486,153	$ 463,462
Other revenues	11,920	12,840	38,783	36,260
Net revenues	177,264	167,386	524,936	499,722

Costs and Expenses:
Salaries, wages and benefits	98,531	91,834	292,287	274,435
Other operating	49,296	47,199	146,657	142,588
Rent	8,231	8,032	24,579	24,064
Depreciation and amortization	6,800	6,335	19,890	18,865
Interest	136	159	396	554
Total costs and expenses	162,994	153,559	483,809	460,506

Income Before Non-Operating Income	14,270	13,827	41,127	39,216
Non-Operating Income	5,424	4,244	14,958	12,613

Income Before Income Taxes	19,694	18,071	56,085	51,829
Income Tax Provision	(4,611)	(5,727)	(18,745)	(18,934)

Net Income	15,083	12,344	37,340	32,895

Dividends to Preferred Shareholders	(2,169)	(2,169)	(6,505)	(6,505)

Net Income Available to Common Shareholders	$ 12,914	$ 10,175	$ 30,835	$ 26,390

Earnings Per Common Share:
Basic	$ 0.95	$ 0.74	$ 2.25	$ 1.95
Diluted	$ 0.95	$ 0.74	$ 2.25	$ 1.95

Weighted average common shares outstanding
Basic	13,649,174	13,675,162	13,705,477	13,522,351
Diluted	13,650,916	13,685,572	13,707,590	13,540,066

Balance Sheet Data
(in thousands)	Sept. 30	Dec. 31
	2010	2009
Cash and marketable securities	$ 237,499	$ 226,586
Current assets	310,899	300,652
Total assets	810,328	788,532
Current liabilities	212,394	212,485
Long-term obligations	30,881	32,633
Deferred lease credits	1,515	2,423
Deferred revenue	15,549	15,212
Stockholders' equity	549,989	525,779

NHC Reports Third Quarter Earnings

Selected Operating Statistics

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009
Per Diems:
Medicare	$ 387.53	$ 382.56	$ 382.27	$ 381.65
Medicaid	158.17	151.24	156.41	151.09
Private Pay and Other	235.11	225.65	233.97	225.37

Patient Days:
Medicare	107,945	102,365	330,151	313,347
Medicaid	280,119	283,896	827,029	828,812
Private Pay and Other	175,288	169,191	508,298	506,384
	563,352	555,452	1,665,478	1,648,543

Average Per Diem	$ 226.06	$ 215.23	$ 224.85	$ 216.38